EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-158354 and 333-158353, and Forms S-8 No. 333-144636, 333-153176 and 333-164883) of Insulet Corporation and the related Prospectus of our reports dated March 9, 2010, except for Note 16, as to which the date is August 9, 2010, with respect to the consolidated financial statements of Insulet Corporation, and our report dated March 9, 2010, except for the effects of the material weakness described in the sixth paragraph of our report, as to which the date is August 9, 2010, with respect to the effectiveness of internal control over financial reporting of Insulet Corporation, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Boston, Massachusetts
August 9, 2010